Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AND POST-EMPLOYMENT CONSULTING AGREEMENTS

WHEREAS, Central Garden & Pet Company (“Company”) and George Yuhas (“Executive”) entered into an Employment Agreement effective March 1, 2011 (“Employment Agreement”) and associated Post-Employment Consulting Agreement (“Consulting Agreement”);

WHEREAS, the parties now want to amend such agreements in a manner that accommodates the interests of both parties; and

WHEREAS, Executive and Company recognize that each party has been provided adequate consideration for entering into this First Amendment to the Employment and Post-Employment Consulting Agreements (“First Amendment”).

IT IS HEREBY AGREED AS FOLLOWS:

1. Executive’s employment under the Employment Agreement shall continue through December 31, 2022 for the compensation and at the level of commitment provided in paragraph 2 below.

2. Commencing April 4, 2022, Executive shall have the title Senior Counsel and shall no longer serve as the Company’s General Counsel. Executive shall continue to devote full time to his Services for the Company through June 30, 2022 both to continue existing duties as directed by the General Counsel and to facilitate a smooth transition of responsibilities. Executive shall continue to receive his existing base salary through June 30, 2022. The period during which Executive continues to devote full time to his services may be extended by mutual written agreement of the parties.

3. For the period July 1, 2022 through December 31, 2022, Executive shall be paid on a bi-weekly basis at a rate of 60% of his current base monthly salary compensation. Executive shall be eligible to participate in Company’s bonus plan for the 2022 fiscal year at a target bonus rate of 40% applied to the aggregate actual salary paid in fiscal 2022. Executive shall not be entitled to additional option or other equity grants by reason of his employment during this period, nor shall he accrue vacation. The expected work commitment from Executive during this period shall be reduced in proportion to the reduction in base compensation and Executive shall perform Services as directed by the General Counsel at such times and in a manner as are mutually agreed by the parties. The period of Executive’s part-time employment may be extended by mutual written agreement of the parties.

4. Absent any extension, Executive’s employment shall terminate as of December 31, 2022. No further notice of employment termination by either Executive or the Company shall be required.

5. Effective upon the termination of his employment, Executive will become a consultant to the Company and shall provide continuing legal counsel and strategic advice to the Company, including with respect to litigation, employment law, ethics and compliance (including internal investigations), mergers and acquisitions and any other projects Executive was involved in while employed by the Company and other mutually agreed subject matter areas or projects (“Legal Consulting Services”). Legal Consulting Services shall be performed at such times and in such a manner as is mutually agreed at the commitment levels and for the compensation set forth below. In addition, Executive shall be paid the lump sum amount of $118,000 within 30 days of January 1, 2023 as partial consideration of entering into this First Amendment and for other considerations. Said partial consideration shall be paid regardless of the death or disability of Executive prior to the commencement of Legal Consulting Services. Concurrent with such payment, Executive shall be paid for any accrued but unused vacation as of his last day of full-time employment.

6. During the eighteen-month period following the commencement of Legal Consulting Services (the “Consulting Period”), Executive shall make himself available to devote at least an average of thirty hours per month to perform Consulting Services and shall be paid on a monthly basis at a rate of 15% of his current base monthly salary compensation. During the Consulting Period, options and restricted stock previously granted to Executive shall continue to vest. In the event of Executive’s death or disability during the Consulting Period, any previously-granted options or restricted stock shall immediately vest, and Executive’s representative or estate shall have 12 months from the date of death or disability to exercise vested options. If and to the extent that Executive is asked to devote hours to Legal Consulting Services in addition to the average number of hours provided above and Executive obtains advance written approval to work such additional hours, Executive shall be compensated for such additional hours at a rate of $200 per hour.

7. Except insofar as the terms of this First Amendment are inconsistent with terms in the Employment Agreement or the Post-Employment Consulting Agreement previously executed by the parties, the terms of those agreements shall remain in full force and effect and remain binding on Executive and the Company.

Dated: 6/6/22		/s/ George Yuhas
George Yuhas

Dated: 6/3/22		Central Garden & Pet Company

	By:	/s/ Joyce McCarthy